Exhibit 10 (b)

2004 STOCK UNIT AWARD AGREEMENT

Grant Date:                         MAY 5, 2004 ("Grant Date")

Director:                           Name  ("Director")

Number of Stock Units:              1,000 ("Stock Units")

Exercise Price:                     $38.73 per share ("Exercise Price")

1.     Grant of Stock Unit. The Company grants to the Director, as of the Grant Date, the right to the Stock Units, on the terms and conditions set forth herein and in the 2004 Stock-Based Compensation Plan (the “Plan”) and in the West Pharmaceutical Services, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors (the “Deferred Compensation Plan”).

2.        Stock Units Credited to Your Deferred Compensation Plan “C” Account. All Stock Units will be credited to your “C” Account under the Deferred Compensation Plan, and shall be deemed to be “Stock Equivalents” for all purposes under the Deferred Compensation Plan. The Plan is the successor to the Stock Equivalents Plan as defined in the Deferred Compensation Plan.

2.    Amendment.        The Committee shall have the power unilaterally and without approval of the Director to amend this Stock Unit in order to carry out the purposes of the Plan and the Deferred Compensation Plan so long as such an amendment does not take away any benefit granted to the Director by this Stock Unit and as long as the amended Stock Unit comports with the terms of the Plan and the Deferred Compensation Plan.

4.     Interpretation. The Committee shall have the sole power to resolve any dispute or disagreement arising out of this Stock Unit Award Agreement. The Committee’s interpretation and construction of any provision of this Stock Unit or the Plan shall be final and conclusive and, insofar as possible, shall be consistent with the requirements of stock units. Except to the extent preempted by any applicable federal law, this Stock Unit will be construed and administered in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law of such state.

5.     Plan Document. This Stock Unit is subject to the applicable terms and conditions of the Plan and the Deferred Compensation Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this Stock Unit Award Agreement and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein, not otherwise defined herein, shall have the meanings set forth in the Plan or Deferred Compensation Plan, as applicable.

6.     Entire Agreement. This Stock Unit Award Agreement, including the terms and conditions of the Plan and the Deferred Compensation Plan, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Stock Unit Award Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

        You must sign and return a copy of this Stock Unit Award Agreement to the Secretary of the Company. Your executed copy must be returned within sixty (60) days, otherwise, this Stock Unit will lapse and become null and void as of its inception. Therefore, intending to be legally bound, the parties have executed this Stock Unit Award Agreement in two counterparts as of the Grant Date.

                                      WEST PHARMACEUTICAL SERVICES, INC.

                                      /s/ John R. Gailey III
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                                By:   John R. Gailey III
                                      Vice President, General Counsel
                                      and Secretary
Witness:

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                                                    Name